Exhibit 15.1

Yu Certified Public Accountant PC

Professionalism, Expertise, Integrity

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-197069, 333-217644 and 333-239943) of our report dated April 18, 2023, relating to the consolidated financial statements of Leju Holdings Limited, its subsidiaries and its consolidated variable interest entities (the “Group”) as of December 31, 2022, and 2021 and for each of the three years ended December 31, 2022, in which our report expresses an unqualified opinion, appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2022.

/s/ Yu Certified Public Accountant, P.C.

Yu Certified Public Accountant, P.C.

New York, New York

April 18, 2023